EXECUTION

                       FIRST HORIZON ASSET SECURITIES INC.

                       MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 2004-FL1

                                 TERMS AGREEMENT
                           (to Underwriting Agreement,
                             dated November 20, 2003
                    between the Company and the Underwriter)


First Horizon Asset Securities Inc.                      Memphis, Tennessee
4000 Horizon Way                                         December 23, 2004
Irving, Texas  75063

      First Tennessee Bank National Association (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase such Classes of Series 2004-FL1 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2004-FL1 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-119657). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

      Section 1. The Mortgage Pools: The Series 2004-FL1 Certificates shall evidence the entire beneficial ownership interest in three pools (the "Mortgage Pools") of conventional, adjustable rate, fully amortizing, one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of December 1, 2004 (the "Cut-off Date"):

            (a) Aggregate Principal Amount of the Mortgage Pools: Approximately $150,217,043 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

            (b) Original Term to Maturity: The original term to maturity of each Mortgage Loan included in Pool I shall be between 355 and 360 months. The original term to maturity of each Mortgage Loan included in Pool II shall be between 353 and 360 months. The original term to maturity of each Mortgage Loan included in Pool III shall be between 356 and 360 months.

      Section 2. The Certificates: The Offered Certificates shall be issued as follows:

            (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

                              Principal              Interest                       Class Purchase
Class                          Balance                 Rate                        Price Percentage
-----                          --------                ----                        ----------------
Class I-A-1                 $ 55,976,000           Variable(1)                        99.700000%
Class II-A-1                $ 73,033,000           Variable(1)                        99.700000%
Class II-A-R                $        100           Variable(1)                        99.700000%
Class III-A-1               $ 12,870,000           Variable(1)                        99.700000%
B-1                         $  3,005,000           Variable(1)                        99.700000%
B-2                         $  1,953,000           Variable(1)                        99.700000%
B-3                         $  1,427,000           Variable(1)                        91.700000%

--------
(1) The interest rates for the Offered Certificates are variable and will be calculated as described in the Prospectus Supplement.

            (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

      Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof, plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, December 29, 2004 (the "Closing Date").

      Section 4. Required Ratings: The Offered Certificates shall have received Required Ratings of (i) at least "AAA" from Fitch Ratings ("Fitch"), and "Aaa" from Moody's Investors Service, Inc. ("Moody's) in the case of the Class I-A-1, Class II-A-1, Class II-AR and Class II-A-1 Certificates, (ii) at least "Aa2" from Moody's in the case of the Class B-1 Certificates, (iii) at least "A2" from Moody's, in the case of the Class B-2 Certificates and (iv) at least "Baa2" from Moody's, in the case of the Class B-3 Certificates.

      Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

128432 FHASI 2004-FL1
FTN Underwriting Terms Agreement

         If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                                Very truly yours,


                                    FIRST TENNESSEE BANK NATIONAL ASSOCIATION


                                    By:
                                       -----------------------------------------
                                       Name:  Wade Walker
                                       Title:    Senior Vice President


The foregoing Agreement is hereby
confirmed and accepted as of the date
first above written.

FIRST HORIZON ASSET SECURITIES INC.


By:
   --------------------------------------------------
     Name:  Alfred Chang
     Title:    Vice President


FIRST HORIZON HOME LOAN CORPORATION


By:
   --------------------------------------------------
     Name:  Terry McCoy
     Title:    Senior Vice President


128432 FHASI 2004-FL1
FTN Underwriting Terms Agreement